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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pilot Network Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-61187) on Form S-8 of Pilot Network Services, Inc. of our report dated April 28, 1999, relating 1998 to the consolidated balance sheets of Pilot Network Services, Inc. and subsidiary as of March 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended march 31, 1999, and related schedule, which report appears in the March 31 ,1999, annual report on Form 10-K of Pilot Network Services, Inc.

                                          /s/ KPMG LLP

San Francisco, California
June 29, 1999